CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 23, 2018, accompanying the financial statements of Quality Municipals Income Trust, 66th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 1110) as of October 31, 2017, and for each of the three years in the period ended October 31, 2017, and the financial highlights for the period from November 8, 2012 (date of deposit) through October 31, 2013 and for each of the four years in the period ended October 31, 2017, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-181909) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 23, 2018